Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

by and among

BOOT BARN HOLDINGS, INC.

AND THE STOCKHOLDERS LISTED HEREIN

1.	DEFINITIONS	1

2.	REGISTRATION RIGHTS	4

3.	COPY OF AGREEMENT	15

4.	GOVERNING LAW	15

5.	WAIVER OF JURY TRIAL	15

6.	REPRESENTATIONS AND WARRANTIES	15

7.	SUCCESSORS AND ASSIGNS; NO WAIVERS; AMENDMENTS	15

8.	INTERPRETATION	16

9.	NOTICES	16

10.	FURTHER ASSURANCES	17

11.	INJUNCTIVE RELIEF; DISPUTES	17

12.	SEVERABILITY	17

13.	ENTIRE AGREEMENT	18

14.	COUNTERPARTS	18

Schedule 1 Addresses of Stockholders for Notice

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], by and among Boot Barn Holdings, Inc. (the “Company”) and the stockholders of the Company set forth on Exhibit A attached hereto and the signature pages to this Agreement (the “Stockholders”).

R E C I T A L S

A.    The Company and the Stockholders are parties to that certain Stockholders Agreement, dated December 12, 2011 (the “Original Agreement”).

B.    The Company and the Stockholders desire to replace the Original Agreement with this Agreement.

C.    The Company and the Stockholders desire to enter into this Agreement to establish certain registration rights relating to the shares of common stock of the Company.

A G R E E M E N T

The parties hereto agree as follows:

1.             Definitions.  As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated organization, that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person; provided that, the Company and its Subsidiaries shall not be considered Affiliates of any FS Entity.  For the purposes of this definition, the term “control” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the operation or management of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, status as director, officer or other position, or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Association” has the meaning set forth in Section 12.

“Board” means the Board of Directors of the Company.

“Company” has the meaning set forth in the preamble.

“Company Stockholder” shall mean each Stockholder that owns Common Stock.

“Common Stock” means the Company’s common stock, par value $[•] per share.

“Demand Registration” has the meaning set forth in Section 2.1.

“Excess Amount” means, with respect to an underwritten offering, the number of Registrable Securities requested by a Stockholder or Stockholders to be sold pursuant to Section 2.1 or Section 2.2 which the managing Underwriter(s) determine exceeds the largest number of Registrable Securities which can successfully be sold in an orderly manner in such offering within a price range acceptable to holders of a majority of the Registrable Securities proposed to be sold in such underwritten offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FS Affiliates” means FS Affiliates VI, L.P.

“FS Entities” means FSEP VI, FS Affiliates and their Permitted Transferees.

“FS Group” means FS Entities and their Affiliates (including related funds) and their respective related management companies, general partners, portfolio companies, and the officers, directors, employees, agents or representatives of the foregoing.

“FS Principals” means Brad J. Brutocao, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw.

“FSEP VI” means FS Equity Partners VI, L.P.

“Indemnified Party” has the meaning set forth in Section 2.8.

“Indemnified Person” has the meaning set forth in Section 2.6(a).

“Indemnifying Party” has the meaning set forth in Section 2.8.

“Initial Public Offering” means an underwritten public offering of common stock of the Company or any of its Subsidiaries which results in aggregate proceeds from the offering in excess of $50,000,000, but shall not include an offering registered on Form S-4 or Form S-8 (or any substitute form that is adopted by the Securities and Exchange Commission).

“Inspectors” has the meaning set forth in Section 2.4(g).

“Other Registration Rights Holders” means any Persons who hereafter purchase Common Stock from the Company and enter into an agreement with the Company allowing such persons to join in the Demand Registrations and Piggy-Back Registrations hereunder.

“Other Stockholders” means the Stockholders other than FSEP VI and FS Affiliates.

“Permitted Transferee” means (i) with respect to FSEP VI and the FS Entities, (A) any Affiliate of the FS Entities, (B) any investment fund or partnership that is organized and controlled by any of the FS Principals, (C) any limited or general partner in or employee of a fund or partnership referred to in subclause (B) or a member or manager of such a fund or partnership or any management company of such a fund or partnership, (D) any general or limited partner or employee of an FS Entity or any Permitted Transferee of an FS Entity, or (E) any member of the immediate family or to any family trust of any Person described in subclause (C) or (D), (ii) with respect to each of the Other Stockholders that is a natural person, (A) child (adopted or natural), grandchild or spouse of such Other Stockholder, or (B) any partnership, trust or other entity wholly owned by, or for the account or benefit of, such Other Stockholder or any child (adopted or natural), grandchild or spouse of such Other Stockholder, or the executor of such Other Stockholder’s estate, but only if the transferor retains the full, complete and irrevocable authority to act for or on behalf of such transferee with respect to transferred interests, including all voting and dispositive power, and (iii) with respect to each of the Other Stockholders who are not natural persons, to one or more of its Affiliates; provided any Permitted Transferee under clause (ii) or (iii) shall specifically agree that, notwithstanding anything contained in this Agreement to the contrary, such Permitted Transferee shall not further transfer their ownership interests to any other Person other than a Permitted Transferee of the original Other Stockholder.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or other entity.

“Piggy-Back Registration” shall have the meaning set forth in Section 2.2.

“Pro Rata Share” of a Stockholder shall be a fraction, (i) the numerator of which shall be the total number of shares of Common Stock then held by the Stockholder and (ii) the denominator of which shall be the total number of shares of Common Stock then held by all Stockholders and Other Registration Rights Holders participating in the offering.

“Records” has the meaning set forth in Section 2.4(g).

“Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the SEC.

“Registrable Securities” means (a) any Common Stock owned by a Stockholder as of the date hereof and (b) any securities issued or issuable with respect to such Common Stock referred to in clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 or are otherwise eligible for sale under Rule 144 without any volume or manner of sale restriction, (iii) such securities have been transferred to any Person who is not a Permitted Transferee of the transferor, or (iv) such securities shall have ceased to be outstanding.

“Requisite Share Number” means the number of shares of Common Stock representing not less than Twenty Million Dollars ($20,000,000) in fair market value as determined in good faith by the Board.

“Rule 144” means Rule 144 promulgated under the Securities Act, and any successor to or modification of such rule.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Holder” means a Person who is selling or proposing to sell Registrable Securities pursuant to an effective registration statement filed under the Securities Act as contemplated by Section 2.

“Stockholders” has the meaning set forth in the preamble.

“Subsidiary” means with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Suspension Period” has the meaning set forth in Section 2.4.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwriting Agreement” means the underwriting agreement, dated [•], 2014, by and among the Company, J.P. Morgan Securities LLC, Piper Jaffray & Co. and Jefferies & Company, Inc., as representatives of the several underwriters named in Schedule 1 thereto, and the Selling Stockholders (as defined in the Underwriting Agreement).

“Withdrawal Election” has the meaning set forth in Section 2.3(b).

2.             Registration Rights.

2.1          Demand Registration.

(a)           Request for Registration.  At any time or from time to time after the date that is 180 days after the date hereof (or such earlier date (i) as would permit the

Company to cause any filings required hereunder to be filed on the 180th day after the date hereof or (ii) as is permitted by waiver of the lock up provisions of the Underwriting Agreement), FSEP VI, on behalf of the FS Entities then owning, individually or in the aggregate, at least the Requisite Share Number, may make a written request to the Company for registration under the Securities Act of all or part of its or their Registrable Securities (a “Demand Registration”); provided, however, that FSEP VI must request that at least the Requisite Share Number of shares of the FS Entities be registered in such Demand Registration; and provided, further, that the Company shall not be obligated to effect more than three (3) Demand Registrations requested by FSEP VI on behalf of the FS Entities.  Only FSEP VI may initiate a Demand Registration on behalf of the FS Entities under this Section 2.1(a) and all actions to be taken in connection with such a Demand Registration shall be determined by FSEP VI in its sole discretion.  Any request for a Demand Registration permitted hereunder shall specify the number of shares of Registrable Securities proposed to be sold by the requesting party or parties and will also specify the intended method of disposition thereof.  The Company shall give written notice of such request for Demand Registration within ten (10) days after the receipt thereof to all Stockholders (and their Permitted Transferees) other than those who initiated such request.  If FSEP VI requests a Demand Registration meeting all of the foregoing requirements, each other Stockholder (and its Permitted Transferees) and each of the Other Registration Rights Holders shall be entitled to submit to the Company, within ten (10) days after receipt of the Company’s notice regarding the request for a Demand Registration, a written request to join in such Demand Registration, and if such a follow-on request is made, thereupon such other Stockholders (and their Permitted Transferees) or Other Registration Rights Holders who made such a follow-on request shall be entitled to include their Registrable Securities in such Demand Registration on a pro rata basis, determined based on the Pro Rata Share then held by the FS Entities (including Permitted Transferees thereof), the Other Stockholders (including Permitted Transferees thereof) and the Other Registration Rights Holders up to the number of Registrable Securities proposed to be sold in such Demand Registration, in each case subject to Section 2.3.  The Company shall not have any right to sell securities for its own account in a Demand Registration.

(b)           Effective Registration.  A registration will not count as a Demand Registration (or request therefor) until the registration statement filed under the Securities Act with respect thereto has been declared effective by the SEC.

(c)           Underwritten Offering.  Unless the Company in its discretion determines otherwise, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a firm commitment underwritten offering.  The Company and FSEP VI shall jointly select one or more nationally recognized firms of investment bankers to act as the managing Underwriter(s) in connection with such offering and shall jointly select any additional managers to be engaged in connection with the offering.

(d)           Required Delays.  Notwithstanding anything contained in this Section 2.1 to the contrary, if any request for Demand Registration is delivered at a time when (i) the Company has determined or is currently planning (and the Board has approved such determination or plan) to file a registration statement under the Securities Act with respect to an underwritten primary offering of Common Stock by the Company (so long as a registration statement under the Securities Act is filed with respect thereto within sixty (60) days of FSEP VI’s request for a Demand Registration), the Company may require FSEP VI to postpone such request until the expiration of the 90-day period following the effective date of such registration statement, or (ii) if the Board determines that such registration would adversely affect a material transaction to which the Company is or is proposed to be a party, or otherwise materially and adversely affect the Company or the public market for the Common Stock (it being understood that the ordinary effect of a Demand Registration on the market for securities does not meet the foregoing standard) (a “Material Event Postponement”), the Company, with the prior authorization of the Board, may require the requesting holders to postpone such request for an appropriate period (provided, that all such postponements shall not collectively exceed ninety (90) days in any twelve (12) month period).  In the event of a Material Event Postponement, the Company shall deliver a certificate signed by its Chief Executive Officer, President or Chairman of the Board certifying the Company’s reasons for postponing the registration and shall effect such registration as promptly as practicable thereafter (subject in each instance to the limitation on the aggregate duration of such postponements provided in the preceding sentence).

2.2          Piggy-Back Registration.  If the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any of its security holders of any security of the same class as the Registrable Securities (other than a registration statement on Form S-4 or S-8 (or, in each case, any substitute or successor forms that may be adopted by the SEC), or a registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders), which registration and applicable law would permit the inclusion of such Registrable Securities pursuant to this Section 2.2 then, the Company shall give written notice of such proposed filing to the Stockholders (and their Permitted Transferees) as soon as practicable, and such notice shall offer such Stockholders (and their Permitted Transferees) the opportunity to register such number of shares of Registrable Securities as each such Stockholder (or Permitted Transferees) may request in writing within ten (10) days of receipt of such notice (which request shall specify the Registrable Securities intended to be disposed of by such Stockholder (or Permitted Transferee) and the intended method of distribution thereof), in each case subject to Section 2.3 (a “Piggy-Back Registration”).  The Company shall use reasonable best efforts to cause the managing Underwriter(s) of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.  Subject to Section 2.3(b), any Stockholder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of its request to withdraw within ten (10) days of its request for inclusion; provided, however, that the registration statement including such shares (a “Piggy Back Registration Statement”) has not yet been declared effective by the SEC.  The Company may withdraw a Piggy-Back Registration Statement at any time prior to the time it is declared effective by the SEC.

2.3          Reduction of Offering.

(a)           Notwithstanding anything contained herein, if the managing Underwriter(s) of an offering described in Section 2.1 or Section 2.2 determine that the size of the offering that the Stockholders, the Company or any other Persons intend to make is such that the success of the offering or the price at which the offering would reasonably be expected to occur would be significantly and adversely affected by inclusion of the full amount of Registrable Securities requested to be included, then (i) with respect to a Demand Registration, the Company shall not be required to include in such registration an amount of Registrable Securities requested to be included in such offering equal to the Excess Amount, and Registrable Securities shall be included in such Demand Registration as follows (A) first, all the Registrable Securities requested to be registered by the FS Entities shall be included, with the Registrable Securities requested by the Stockholders within the FS Entity group reduced by the same proportion, if necessary and (B) second, if additional Registrable Securities may be included in the Demand Registration, then any Registrable Securities requested to be included by any other Persons with registration rights under this Section 2 or otherwise, shall be included with all such Persons treated on a Pro Rata Basis (based on the number of Registrable Securities held by such other Persons), and (ii) in the case of a Piggy-Back Registration, if securities are being offered for the account of other Persons as well as the Company (other than pursuant to a Demand Registration), the securities the Company seeks to include shall have priority over securities sought to be included by any other Person (including the Stockholders) and, with respect to the Registrable Securities intended to be offered by Stockholders or Other Registration Rights Holders (other than in the case of a demand registration by such other Persons), the proportion by which the amount of such class of securities intended to be offered by Stockholders or Other Registration Rights Holders is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other Persons is reduced (it being understood that with respect to the Stockholders, Other Registration Rights Holders and third parties, such reduction may be all of such class of securities).  The Company shall promptly provide written notice to the participating Stockholders of the managing Underwriter(s)’ determination of such a reduction in the size of the applicable offering and the effects thereof on such Stockholders.

(b)           If, as a result of the application of the proration provisions of Section 2.3(a), any Stockholder shall not be entitled to include all Registrable Securities in a Demand Registration or Piggy-Back Registration that such Stockholder has requested to be included, such Stockholder may elect to withdraw its request to include all or any portion of its Registrable Securities in such registration by delivering written notice thereof to the Company within ten (10) days after its receipt of notice from the Company regarding the effects thereof on such Stockholder (a “Withdrawal Election”); provided, however, that a Withdrawal Election shall be irrevocable upon its delivery to the Company and, after making a Withdrawal Election, a Stockholder shall no longer have any right to include Registrable Securities in the registration as to which such Withdrawal Election was made.

2.4          Filings; Information.  Whenever any FS Entity requests that any Registrable Securities be registered pursuant to Section 2.1, the Company shall use reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

(a)           The Company shall, subject to Section 2.1(d), as applicable, as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, use reasonable best efforts to cause such filed registration statement to be declared effective as expeditiously as possible thereafter, and use reasonable best efforts to cause such registration statement to remain effective until the earlier of (i) ninety (90) days from the date such registration statement was declared effective or (ii) the date on which the sale of all Registrable Securities included therein has been completed.  If the Company receives multiple requests for registration in accordance with this Section 2, then, except as provided in Section 2.1(a), such requests shall be given priority based upon the order in which they were received.

(b)           The Company shall, prior to filing any registration statement, prospectus, or any amendment or supplement thereto as contemplated by this Section 2, furnish to each Selling Holder, and each Underwriter, if any, of the Registrable Securities covered thereby, copies of each such document as proposed to be filed, together with exhibits thereto, which documents will be subject to review and approval by the foregoing, and thereafter furnish to such Selling Holder and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder pursuant to such registration statement.

(c)           After the filing of the applicable registration statement, the Company shall promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC and promptly take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)           The Company shall use reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction where it would not otherwise be required to qualify but for this paragraph (d).

(e)           The Company shall immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Selling Holder copies of any such supplement or amendment.

(f)            The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(g)           The Company shall deliver promptly to each Selling Holder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), subject to restrictions imposed by applicable law, as shall be reasonably necessary to enable them to conduct a reasonable due diligence investigation, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.  Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided, however, that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Holder of such Registrable Securities agrees that information obtained by it solely as a result of such inspections (not including any information obtained from a third party who, insofar as is known to the Selling Holder after reasonable inquiry, is not prohibited from providing such information by a contractual, legal or fiduciary obligation to the Company) shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made available to the public in a manner compliant with Regulation FD under the Securities Act.  Each Selling Holder of such

Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h)           The Company shall otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

(i)            The Company shall use reasonable best efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which the same class of securities issued by the Company are then traded, listed or quoted (if any).

(j)            The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding the plan of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k)           The Chairman of the Board of Directors of the Company, the Chief Executive Officer of the Company and other members of the management of the Company shall cooperate fully in any offering of Registrable Securities pursuant to Section 2.1, including, without limitation, participation in meetings with potential investors, preparation of all materials for such investors, and making management of the Company available for “road show” presentations and similar selling efforts.

Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(e) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) hereof (such period during which a Selling Holder is required to refrain from disposition of Registrable Securities, a “Suspension Period”), and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.4(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.4(e) hereof to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 2.4(e) hereof.

2.5          Registration Expenses.  In connection with any Demand Registration pursuant to Section 2.1 and any registration statement filed pursuant to Section 2.2, the Company shall pay the following registration expenses incurred in connection with the registration thereunder, whether or not such registration becomes effective:  (i) all registration and filing fees, (ii) all fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing expenses, (iv) all of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) all fees and expenses, if any, incurred in connection with the listing of the Registrable Securities as provided in Section 2.4(i), (vi) all fees and disbursements of counsel for the Company and all fees and expenses of the Company’s independent registered public accounting firm and other auditors retained by the Company, (vii) all fees and expenses of any special experts retained by the Company in connection with such registration, and (viii) with respect to a Demand Registration, the reasonable fees and expenses of one counsel (who shall be reasonably acceptable to the Company) for all of the Selling Holders (in addition to counsel for the Company), with such counsel selected by FSEP VI.  The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities by the Selling Holders, or any other out-of-pocket expenses of the Selling Holders.

2.6          Indemnification by the Company.

(a)           The Company agrees to indemnify and hold harmless each Selling Holder, its officers, directors and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Person”) from and against any loss, claim, damage or liability and any action in respect thereof to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (including free writing prospectus) relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or arises out of, or is based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse upon demand each Indemnified Person for any legal and other expenses reasonably incurred by that Indemnified Person in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.  The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 2.6.

(b)           The indemnity agreement contained in Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability and any action in respect thereof if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any loss, claim, damage, liability and any action in respect thereof to the extent that it arises from or is based upon written information relating to the Indemnified Person furnished expressly for use in connection with such registration by such Person, nor shall the

Company be liable to any Person for any such loss, claim, damage or liability and any action in respect thereof to the extent it arises from or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities delivered by such Person after such Person had received written notice from the Company pursuant to Section 2.4(e) that such registration statement or prospectus contained such untrue statement or alleged untrue statement of a material fact and stating specifically that a Suspension Period is then in effect, (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading after such Person has received written notice from the Company pursuant to Section 2.4(e) that such registration statement or prospectus contained such omission or alleged omission and stating specifically that a Suspension Period is then in effect, or (c) the failure of such Person to deliver any preliminary or final prospectus, or any amendments or supplements thereto, required under applicable securities laws, including the Securities Act, to be so delivered, provided that a sufficient number of copies thereof had been provided by the Company to such Person.

2.7          Indemnification by Selling Holders.  Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.  Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 2.7.  In no event, however, shall any indemnity obligation under this Section 2.7 exceed the net proceeds from the offering received by such Selling Holder.

2.8          Conduct of Indemnification Proceedings.  Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to Section 2.6 or Section 2.7 (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person against whom such indemnity may be sought (an “Indemnifying Party”) notify the Indemnifying Party in writing of the claim or the commencement of such action provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom.  If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) based upon the advice of counsel of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settlement is made with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, claim, damage, or liability by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

2.9          Contribution.  If the indemnification provided for in Sections 2.6, 2.7, 2.8 or 2.9 is unavailable to, or is insufficient to hold harmless, the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Holders on the one hand and the Underwriters, if any, on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other, or as among the Selling Holders, as the case may be, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations; provided, however, that no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) by a court of competent jurisdiction shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus.  The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters.  The relative fault of the Company on the one hand and of each Selling Holder on the other, and with respect to the Selling Holders among themselves, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 2.9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  Each Selling Holder’s obligations to contribute pursuant to this Section 2.9 are several in that proportion which the net proceeds of the offering received by such Selling Holder bears to the total net proceeds of the offering received by all the Selling Holders, and not joint.

2.10        Participation in Underwritten Registrations.  No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Section 2.

2.11        Rule 144.  The Company covenants that it shall use reasonable best efforts to file any reports required to be filed by it under the Exchange Act and that it shall take such further action as any Stockholder (or Permitted Transferee) may reasonably request, all to the extent reasonably required from time to time to enable Stockholders (and Permitted Transferees) to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of any Stockholder (or Permitted Transferee), the Company shall deliver to such Stockholder (or Permitted Transferee) a written statement as to whether it has complied with such requirements.

2.12        Holdback Agreements.

(a)           Each Stockholder agrees not to effect any sale or distribution of the security being registered or of a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the 14 days prior to, and during such period as is required by a managing underwriter beginning on and continuing after the effective date of the registration statement filed by the Company (except as part of such registration) in the case of an underwritten public offering, which period shall be 180 days after the closing of an Initial Public Offering, or such other lesser period as is required by the managing underwriter(s) thereof.

(b)           With respect to a Demand Registration effected pursuant to Section 2.1, the Company agrees (i) not to effect any sale or distribution of any securities similar to those being registered in accordance with Section 2.1, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during such period as is required by a managing underwriter beginning on and continuing after the effective date of any registration statement (except as part of a registration statement where the Stockholder making such Demand Registration consents) or the commencement of a public distribution of Registrable Securities; and (ii) that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the periods described in (a) above, in each case including a sale pursuant to Rule 144 (except as part of any such registration, if permitted); provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities and shall not prevent the issuance of securities by the Company under any employee benefit, stock option or stock subscription plans or in private placements.

3.             Copy of Agreement.  A copy of this Agreement and all amendments hereto shall be kept at the principal executive offices of the Company.

4.             Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

5.             Waiver of Jury Trial.  The parties hereto waive, to the fullest extent permitted by law, all right to trial by jury.

6.             Representations and Warranties.  Each Stockholder represents and warrants (a) that such Stockholder has full power, capacity, right and authority, and any requisite approvals or consents to enter into and perform this Agreement; (b) that this Agreement and the performance of its obligations hereunder have been duly authorized, and that this Agreement has been duly executed and delivered by such Stockholder and is a valid and binding agreement, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies; and (c) that such Stockholder owns beneficially and of record the shares of Common

Stock set forth opposite its name on Exhibit A hereto, free and clear of any lien, claim, charge, option, security interest, restriction or encumbrance except as provided by this Agreement.

7.             Successors and Assigns; No Waivers; Amendments.

7.1          Successors and Assigns.  This Agreement, and all obligations and rights hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that without the prior consent of the Company, no rights of any Stockholder under this Agreement may be assigned to any Person other than to a Permitted Transferee of such Stockholder, and no such Permitted Transferee shall be allowed to further transfer or assign such rights to any third Person; and provided, further, that prior to (and as a condition precedent to the effectiveness of) any assignment or other transfer from a Stockholder to a Permitted Transferee thereof, such Permitted Transferee shall enter into a written agreement with such Stockholder and the Company (which shall also be for the benefit of the other parties hereto and all other Permitted Transferees), in form and substance reasonably satisfactory to the Company, agreeing to be bound by all terms and conditions of this Agreement which are applicable to such Stockholder.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.2          No Waivers.  No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3          Amendments.  This Agreement may be amended, modified or supplemented, and compliance with any provision hereof may be waived, with the written consent of the Company and FSEP VI together, and without the consent of any other Stockholder, except to the extent that any of the other Stockholders’ (or their Permitted Transferees’) rights would be disproportionately prejudiced thereby, in which case any such amendment, modification, supplement or waiver shall also require the written consent of other Stockholders (or their Permitted Transferees) holding a majority of the shares of Registrable Securities then held by the other Stockholders (and their Permitted Transferees).  Any such amendment, modification or supplement so consented to in writing shall be binding upon the parties hereto and their successors and Permitted Transferees and assigns (if any).  The parties hereby expressly agree that the Company’s grant of additional demand and piggy back registration rights in the future that do not apply to the FS Entities differently than they apply to the other Stockholders shall not constitute an amendment or modification of, or a supplement to, this Agreement.

8.             Interpretation.  The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement. Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The words “include” or “including” or any variation thereof shall be deemed followed by the words “without limitation” and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following such words.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such parties and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the purported authorship of any provision of this Agreement.

9.             Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given and received  (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following if such date is not a business day) if sent by overnight courier (providing proof of delivery) or (iii) on the date of confirmation of receipt (or the first business day following if such date is not a business day) if sent via facsimile (providing proof of receipt), addressed to the parties or their permitted assigns at the addresses set forth on Schedule 1 (or at such other address or number as is given in writing by either party to the other).

10.          Further Assurances.  The Stockholders shall exercise, or cause to be exercised, voting rights with respect to securities held of record or beneficially owned by them in a manner so that, and shall otherwise take any necessary actions in order that, the covenants and understandings of the parties set forth in this Agreement shall be implemented.  Each party hereto agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the intent of this Agreement and to make appropriate changes to the procedures set forth herein to implement such rights to the extent necessary to conform to the Delaware General Corporation Law or other applicable law.

11.          Injunctive Relief; Disputes.

(a)           It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved party hereto will be irreparably damaged and will not have an adequate remedy at law.  Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(b)           If any dispute arises under this Agreement, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations.  If the parties are unable to resolve such dispute between them within twenty (20) business days after notice of such dispute is given by a party to the other party or parties (or such period as the parties shall otherwise agree) through these face-to-face negotiations, then the parties shall, within twenty (20) business days following the termination of the parties’ face-to-face negotiations (or such other period and place as the parties shall agree), seek to resolve any such dispute between them through non-binding mediation in New York,

New York in accordance with the Commercial Mediation Procedures of the American Arbitration Association (the “Association”) in effect on the date that the demand for mediation is given.  If the parties are unable to resolve such dispute through mediation, the parties shall resolve such dispute by arbitration in New York City, New York, subject to Section 11(a) and Section 4 hereof, pursuant to the rules then in effect of the American Arbitration Association.  Any award shall be final, binding and conclusive upon the parties, and a judgment rendered thereon may be entered in a United States District Court located in the State of New York or any New York state court having jurisdiction over the subject matter of the dispute or matter.

12.          Severability.  If any term or other provision of this Agreement or any exhibit or schedule hereto is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement, and the exhibits and schedules hereto, shall nevertheless remain in full force and effect to the maximum extent permitted by applicable law.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement, and any exhibit or schedule hereto, so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that this Agreement, and its exhibits and schedules be enforced as originally contemplated to the greatest extent possible.

13.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersede any and all prior agreements, whether written or oral, relating hereto.  The Original Agreement hereby is terminated and superseded by this Agreement.

14.          Counterparts.  This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

BOOT BARN HOLDINGS, INC.

By:
Name:
Title:

FS ENTITIES:

FS EQUITY PARTNERS VI, L.P.

By: FS Capital Partners VI, LLC
Its: General Partner

By:
Name:
Title: Managing Member

FS AFFILIATES VI, L.P.

By: FS Capital Partners VI, LLC
Its: General Partner

By:
Name:
Title: Managing Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OTHER STOCKHOLDERS:

[ ]

By:
Name:
Title:

EXHIBIT A

STOCKHOLDERS

[Pending]

SCHEDULE 1

Addresses

For any of the FS Group:

c/o Freeman Spogli & Co., VI, LLC

11100 Santa Monica Boulevard, Suite 1900

Los Angeles, California 90025

Attn:  Brad Brutocao

Facsimile:  (310) 444-1870

For any of the Meany Stockholders:

c/o Patrick Meany

30592 Hilltop Way

San Juan Capistrano, CA 92675

Facsimile: (949) 488-7924

Other Stockholders:

For The Starrett Family Trust, Dated 4-11-99:

Peter Starrett

1765 Alta Mura Road

Pacific Palisades, CA 90272

Facsimile: (310) 444-1870

Email: pstarrett@freemanspogli.com

[PENDING]